Exhibit 5.2

August 6, 2020

Entasis Therapeutics Holdings Inc.

35 Gatehouse Drive

Waltham, MA 02451

Ladies and Gentlemen:

I am the General Counsel of Entasis Therapeutics Holdings Inc., a Delaware corporation (the “Company”), and am rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Act”) of warrants (the “Warrants”) to purchase 14,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issued by the Company on April 22, 2020 and on June 11, 2020, pursuant to the Company’s Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof.

I have reviewed such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. I have assumed that all signatures are genuine, that all documents submitted to me as originals are authentic and that all copies of documents submitted to us conform to the originals.

I have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by me to be responsible.

Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Warrants constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is subject to the following qualifications:

I express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other rights or benefits bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, or arbitration provisions, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iv) provisions for liquidated damages and penalties, penalty interest and interest on interest.

I do not express any opinion herein on any laws other than the law of the state of Delaware.

I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement. I also hereby consent to the reference to my name under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Elizabeth M. Keiley
Elizabeth M. Keiley
General Counsel